EXHIBIT 99

*PRESS RELEASE*

Contacts:
Gary L. Clay, Chairman of the Board
Mark K. Schumm, President and Chief Executive Officer
(419) 238-9662

VWF Bancorp, Inc. Completes Initial Public Offering

Van Wert, OH; July 13, 2022 – VWF Bancorp, Inc. (the “Company”), the holding company for Van Wert Federal Savings Bank (the “Bank”), announced today that it has completed its initial public offering in connection with the Bank’s conversion from the mutual form of organization to the stock form of organization, effective July 13, 2022.  The Company sold 1,922,924 shares of common stock, which includes 153,834 shares sold to the Bank’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $19.2 million based on the offering price of $10.00 per share.  The Company’s common stock is expected to be quoted on the OTCQB Market operated by the OTC Markets Group under the symbol "VWFB" beginning on July 14, 2022.

Subscribers wishing to confirm their purchases may do so by contacting the Stock Information Center at (312) 521-1600.  The Stock Information Center is open between 10:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, except on bank holidays.

The Company’s transfer agent, Pacific Stock Transfer Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the stock offering, and interest checks, on or about July 15, 2022.

Luse Gorman, PC served as legal counsel to the Company and the Bank.  Performance Trust Capital Partners, LLC acted as marketing agent for the Company in connection with the stock offering, and Hogan Lovells US LLP served as legal counsel to Performance Trust Capital Partners, LLC.

Legal Disclosures

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Disclosures Concerning Forward Looking Statements

This press release contains certain forward-looking statements about the conversion and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.